Exhibit 99.1

           PRESS RELEASE

For Release:  Immediate
Contact:         Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RETIREMENT OF ROBERT W. LOCKWOOD; APPOINTMENT OF CHARLES G. HUBER, JR. AS GENERAL COUNSEL AND SECRETARY

St. Louis, MO, September 18, 2003 ..Ralcorp Holdings, Inc. (NYSE:RAH) today announced that on September 30, 2003, Robert W. Lockwood will retire as Corporate Vice President, General Counsel and Secretary of the Company. Mr. Lockwood started his career with the Company when he joined Ralston Purina in 1976. He has served as General Counsel and Secretary since Ralcorp’s spin-off in 1994.

Charles G. Huber, Jr., Vice President and Assistant General Counsel will succeed Mr. Lockwood as Corporate Vice President, General Counsel and Secretary. Mr. Huber began his career with the Company when he joined Ralston Purina in 1989. He has a BS from the University of Missouri – St. Louis and a JD from Washington University. Mr. Huber’s appointment will be effective October 1, 2003.

Joe R. Micheletto, Chief Executive Officer and President said, “Bob has been an important advisor to management throughout his career. He has skillfully guided the Company through all of its key strategic initiatives. I speak for everyone at Ralcorp when I say that he will be missed personally and professionally.”

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

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